Exhibit (e)(1)(vi)

Sterling Capital Funds

Underwriting Agreement

Effective as of the closing of the sale of Sterling Capital Distributors, LLC to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, Sterling Capital Funds (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), Sterling Capital Management LLC, and Sterling Capital Distributors, LLC (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the Underwriting Agreement between the parties effective as of July 1, 2010, as amended (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

STERLING CAPITAL FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	VP Sterling Capital Funds

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Kenneth R. Cotner
Name:	Kenneth R. Cotner
Title:	Managing Director

STERLING CAPITAL DISTRIBUTORS LLC

By:	/s/ John F. Fulgoney
Name:	John Fulgoney
Title:	President